     Exhibit 10.1

First Amendment to the Equity Office Properties Trust
1997 Share Option and Share Award Plan
(As Amended and Restated Effective September 1, 2003)

     WHEREAS, Equity Office Properties Trust (the “Company”) has adopted the Equity Office Properties Trust 1997 Share Option and Share Award Plan (As Amended and Restated Effective September 1, 2003) (the “Plan”), and has reserved the right to amend the Plan; and

     WHEREAS, the Company desires to amend the Plan to change the definition of “Fair Market Value” for certain purposes under the Plan and to provide that the Plan shall expire on June 30, 2007;

     NOW THEREFORE, the Company hereby amends the Plan, effective September 20, 2003, in the following respects:

1. The last sentence of paragraph 6(d)(vi) is amended to read as follows:

For purposes of this paragraph, please reference the definition of “Fair Market Value” provided in paragraph 9.

2. The last sentence of paragraph 9 is deleted and the following is added at the end of such paragraph:

Solely for the purposes of this paragraph 9 and paragraph 6(d)(vi), if on the date the amount of tax to be withheld is to be determined the Shares are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc. or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the mean between the high and low sale prices of the Share on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the first trading day immediately preceding the determination date or, if there are no such reported sale prices on such trading day, on the next preceding day on which any sale shall have been reported.”

In addition, for the purpose of the Company’s determining the income and appropriate withholding under this paragraph 9, the amount of income recognized in connection with an Option exercise shall be based on (i) in the case of a cashless Option exercise, the actual proceeds of the exercise, (ii) in the case of pre-arranged transactions by which an Option is exercised and the purchased Shares are sold on the date of exercise, the sale price for such Shares, and (iii) for all other Option exercise methods, the excess of the Fair Market Value (as defined under this Section 9) of a Share on the exercise date over the exercise price.

For the purpose of the Company’s determining the income and appropriate withholding under this paragraph 9, the amount of income recognized in connection with the exercise of a SAR shall be based on the Fair Market Value (as defined under this Section 9) of a Share on of the exercise date.

For the purpose of the Company’s determining the income and appropriate withholding under this paragraph 9,the amount of income recognized in connection with the vesting of a Share Award shall be based on the closing price of a Share on the New York Stock Exchange on the first trading day immediately preceding the determination date, which is the Fair Market Value of a Share as defined in paragraph 6(b).

3. Paragraph 15 is amended to provide as follows:

“This amended and restated Plan is effective September 1, 2003. Unless terminated earlier pursuant to paragraph 16, the Plan shall expire on June 30, 2007, and no Share Award, Option, SAR or Dividend Equivalent may be granted after such date, or such earlier date on which the Plan is terminated pursuant to paragraph 16. The expiration of the Plan shall not affect any Share Award, Option, SAR or Dividend Equivalent granted prior to the expiration of the Plan.”

     IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company, this 20th day of September, 2003.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens

Name: Title:	Stanley M. Stevens Executive Vice President, Chief Legal
Counsel and Secretary